PROSPECTUS SUPPLEMENT NO. 5                     FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED MAY 15, 2007)              REGISTRATION NO. 333-124262

                           U.S. HELICOPTER CORPORATION
                        1,003,354 SHARES OF COMMON STOCK


         This prospectus supplement supplements the prospectus dated May 15, 2007, relating to the offer and sale by the selling stockholders identified in the prospectus of up to 1,003,354 shares of common stock of U.S. Helicopter Corporation ("U.S. Helicopter" or the "Company").

         This prospectus supplement includes our Report on Form 8-K dated February 11, 2008, which was filed with the Securities and Exchange Commission on February 15, 2008. The information contained in the Report on Form 8-K included in this prospectus supplement is dated as of the date of such report.

         This prospectus supplement should be read in conjunction with the prospectus dated May 15, 2007, and the prospectus supplements dated May 16, 2007, August 31, 2007, January 2, 2008 and January 9, 2008, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated May 15, 2007 and the prospectus supplements dated May 16, 2007, August 31, 2007, January 2, 2008 and January 9, 2008.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 15, 2008

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             -----------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): February 11, 2008



                           U.S. HELICOPTER CORPORATION
               (Exact Name of Registrant as Specified in Charter)



     Delaware                          001-32580                   27-0096927
--------------------------------     -------------           ------------------
(State or Other Jurisdiction of       (Commission               (IRS Employer
Incorporation or Organization)        File Number)           Identification No.)

6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, NY   10004
------------------------------------------------------------------------   -----
(Address of Principal Executive Offices)                              (Zip Code)


       Registrant's telephone number, including area code: (212) 248-2002
                                                               --------------


                                 Not Applicable
          --------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

                SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

ITEM 1.01.        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

         On February 11, 2008, U.S. Helicopter Corporation ("we", "us" or the "Company") entered into Convertible Note Purchase Agreements with two investors (the "Investors"), pursuant to which we issued a total of $50,000 in principal amount of convertible notes (the "Notes"). In connection with these financings, we also issued to the Investors warrants (the "Warrants") to purchase an aggregate of 30,000 shares of our common stock as an inducement to enter into the transactions. The Warrants contain an exercise price of $0.50 per share and are exercisable for a period of five years.

         The Notes accrue interest at the rate of 15% per annum. The Notes, together with accrued and unpaid interest, are convertible at the option of the holders into shares of our common stock at a conversion price equal to $0.25 per share and are repayable on or before the earlier of the date of the next financing completed by us other than a bridge loan financing, or the six month anniversary of the closing date of the Notes.

         The proceeds of these financings were used for general working capital purposes.
         Issuance of the securities sold in these transactions was exempt from registration pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act. The securities were sold to two accredited investors in private transactions without the use of any form of general solicitation or advertising. The underlying securities are "restricted securities" subject to applicable limitations on resale. In connection with this financing, we paid finder's fees to a registered broker-dealer totaling $8,000, representing 16% of the total gross proceeds received in connection with the Notes.

                        SECTION 2 - FINANCIAL INFORMATION

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

See Item 1.01 above.

                   SECTION 3 - SECURITIES AND TRADING MARKETS

ITEM 3.02.   UNREGISTERED SALES OF EQUITY SECURITIES.

See Item 1.01 above.

                 SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

         Effective February 14, 2008, the Board of Directors (the "Board") of the Company appointed Richard Bushman to serve on the Board.

         In addition to his position with the Company, Mr. Bushman acts as the Chief Investment Officer for Univest Group, where he is responsible for creating investment assets for Univest Group clients. Univest Group specializes in debt and equity capital markets, listed and unlisted securities, and structured and generic products. Mr. Bushman is also a member of the board of Katana Energy International.
         Mr. Bushman started his career with the Chase Manhattan Bank in 1982. In 1984, he co-founded the bank's Financial Advisory Group and successfully completed transactions in Belgium, Saudi Arabia, Kuwait, Bahrain and Spain.

         From 1989 to 1996, Mr. Bushman acted as Head of Corporate Finance and Chief Investment Officer for Kingdom Establishment a leading global investor from Saudi Arabia. Since 1997, Mr. Bushman has worked as a Director of Long Acre Partners, a TMT boutique owned by JP Morgan, and then as Managing Director of the Trinity Group, an alternative asset merchant banking firm where he completed a range of major fund and corporate finance assignments. Mr. Bushman is a graduate of Harvard University.

         Mr. Bushman is a nominee to the Board of International Financial Advisors, K.S.C.C. ("IFA"), in connection with IFA's acquisition of 8,000,000 shares of the Company's common stock and warrants to purchase an additional 28,700,000 shares of common stock in October 2007 pursuant to Regulation S under the Securities Act of 1933, as amended. As part of such transaction, the Company agreed to appoint to the Board a nominee of IFA, subject to the Company's agreement not to be unreasonably withheld.

         Other than the transaction described above, Mr. Bushman has not had a direct or indirect material interest in any transaction during the last two years involving the Company as defined in Item 404(a) of Regulation S-B.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  February 15, 2008

                                            U.S. HELICOPTER CORPORATION
                                            (Registrant)



                                            By:    /s/ George J. Mehm, Jr.
                                                 ------------------------------
                                                 George J. Mehm, Jr.
                                                 Chief Financial Officer and
                                                 Sr. Vice President